Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
SiTime Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Fees to be Paid	Equity	Common stock, par value $0.0001 per share	Rule 457(r)	2,012,500 (2)	$200.00	$402,500,000.00	$0.0001531	$61,622.75

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$402,500,000.00		$61,622.75

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$61,622.75

(1)
Calculated pursuant to Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). The fee payable in connection with the offering of the shares of Common Stock pursuant to this prospectus supplement has been paid in accordance with Rule 456(b) under the Securities Act.

(2)
Equals the aggregate number of shares of Common Stock to be registered hereunder and includes 262,500 shares of Common Stock that may be offered and sold pursuant to the exercise in full of the underwriters’ option to purchase additional shares of Common Stock.